Exhibit 10.14

GLOBAL DEFENSE CORPORATION
                         , 2005

Global Defense Corporation
601 Pennsylvania, NW
Suite 900
Washington, DC 20004

Gentlemen:

        This letter will confirm our agreement that, commencing on the effective date ("Effective Date") of the registration statement for the initial public offering ("IPO") of the securities of Fortress America Acquisition Corporation ("Company") and continuing until the consummation by Company of a "Business Combination" (as described in Company's IPO prospectus), Global Defense Corporation shall make available to Company certain office and secretarial services as may be required by Company from time to time, situated at 601 Pennsylvania Avenue, SE, Suite 900, Washington, DC 20004. In exchange therefore, Company shall pay Global Defense Corporation the sum of $7,500 per month commencing on the Effective Date and continuing monthly thereafter until the consummation of a Business Combination. The Company has informed Global Defense Corporation that certain net proceeds from the IPO are held in trust (the “Trust Fund”) for the benefit of the public stockholders as more fully described in the Company’s IPO prospectus. By agreeing and signing below, Global Defense Corporation hereby waives any and all rights, interests, claims, demands, damages, actions, causes of action or suit of any nature whatsoever, known or unknown, foreseen or unforeseen, in law or equity, that Global Defense Corporation may have against the Company or the Trust Fund in respect of funds held in the Trust Fund for the benefit of such public stockholders.

Very truly yours,
FORTRESS AMERICA ACQUISITION CORPORATION

By:
Name: Harvey L. Weiss
Title: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

GLOBAL DEFENSE CORPORATION

By:
Name: C. Thomas McMillen Title: Chairman of the Board